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Patricia Baronowski
Pristine Advisers, LLC
(631) 756-2486

EQUUS ANNOUNCES FIRST QUARTER NET ASSET VALUE

HOUSTON, TX – May 17, 2011 – Equus Total Return, Inc. (NYSE: EQS) (the “Fund” or “Equus”) reports net assets as of March 31, 2011, of $36.3 million, a decrease of $1.7 million since December 31, 2010.  Net assets per share decreased to $4.10 as of March 31, 2011 from $4.29 as of December 31, 2010.  Comparative data is summarized below (in thousands, except per share amounts):

As of the Quarter Ended	3/31/2011	12/31/2010	9/30/2010	6/30/2010	3/31/2010
Net assets	$36,333	$38,051	$31,474	$37,888	$50,151
Shares outstanding	8,862	8,862	8,862	8,862	8,862
Net assets per share	$4.10	$4.29	$3.55	$4.28	$5.66

The overall decrease in net asset value during the first quarter of 2011 resulted principally from the decrease in the fair value of the Fund’s investment in ConGlobal Industries Holding, Inc., from $8.4 million to $7.0 million.  This decrease was due to a decline in ConGlobal’s operating results caused by lower revenues from shipping container storage fees.

Significant events during the quarter included the following:

•
Sale of Holdings in 1848, Big Apple, London Bridge, and Assets in Riptide.  We sold our promissory notes in 1848 Capital Partners, LLC (“1848”), Big Apple Entertainment Partners, LLC (“Big Apple”), and London Bridge Entertainment Partners, Ltd (“London Bridge”) and certain assets of Riptide Entertainment Partners, LLC (“Riptide”) in which we hold a 64.67% membership interest.  All of these assets were sold to Capital Markets Acquisition Partners, LLC for a combined price of $10.0 million, with $9.8 million allocated to the promissory notes held by the Fund and $0.2 million to Riptide.

•	Sale of RP&C Investment. We also received $0.8 million in connection with the sale and redemption of our membership interest in RP&C International Investments LLC.

Significant events subsequent to the end of the quarter were as follows:

•
Purchase of Orco Germany S.A. (“Orco Germany”) Bonds.  On April 27, 2011, the Fund announced that it had entered into two separate transactions involving the purchase of an aggregate of 11,408 bonds (“Bonds”) issued by Orco Germany S.A., a commercial and multi-family residential real estate holding company and developer based in Berlin. The consideration provided to the selling bondholders consists of an aggregate of 1,700,000 newly issued shares of common stock of the Fund. The Fund received 8,890 of the Bonds on April 27, 2011. On May 9, 2011, one of these agreements was amended and restated to provide for an additional 45 days to deliver 2,518 of the Bonds in exchange for providing to the Fund approximately $1.7 million in cash as security for such delivery.  As a result of this transaction, the number of Equus shares outstanding increased from 8,861,646 to 10,561,646 shares.

•
Announcement of Annual Shareholder Meeting.  On May 2, 2011, the Fund announced that it will hold its annual meeting of shareholders on June 10, 2011.  The record date in respect of shares entitled to vote at the annual meeting is May 10, 2011. The purpose of the meeting is to: (i) elect 9 directors, each for a term of one year; (ii) ratify the appointment of UHY LLP as the Fund’s independent auditor for fiscal year ending December 31, 2011; (iii) approve, on a non-binding advisory basis, the compensation paid to the Fund’s named executive officers in 2010; (iv) approve, on a non-binding advisory basis, the frequency of shareholder advisory votes concerning the Fund’s executive compensation; and (v) transact such other business as may properly come before the annual meeting.

About Equus
The Fund is a business development company that trades as a closed-end fund on the New York Stock Exchange, under the symbol "EQS". Additional information on the Fund may be obtained from the Fund’s website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Fund’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Fund’s filings with the SEC. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. The Fund undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Fund or any other person that the events or circumstances described in such statements are material.